Exhibit 99.1

Dorian LPG Ltd.

Unaudited Consolidated Balance Sheets

(Expressed in United States Dollars, except for number of shares)

	As of	As of
	March 31, 2020	March 31, 2019
Assets
Current assets
Cash and cash equivalents	$48,389,688	$30,838,684
Short-term investments	14,923,140	599,949
Restricted cash—current	3,370,178	—
Trade receivables, net and accrued revenues	820,846	1,384,118
Due from related parties	66,847,701	44,455,643
Inventories	1,996,203	2,111,637
Prepaid expenses and other current assets	3,266,999	3,199,038
Total current assets	139,614,755	82,589,069
Fixed assets
Vessels, net	1,437,658,833	1,478,520,314
Other fixed assets, net	185,613	160,283
Total fixed assets	1,437,844,446	1,478,680,597
Other non-current assets
Deferred charges, net	7,336,726	2,000,794
Derivative instruments	—	6,448,498
Due from related parties—non-current	23,100,000	19,800,000
Restricted cash—non-current	35,629,261	35,633,962
Operating lease right-of-use assets	26,861,551	—
Other non-current assets	1,573,104	217,097
Total assets	$1,671,959,843	$1,625,370,017
Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$13,552,796	$7,212,580
Accrued expenses	4,080,952	3,436,116
Due to related parties	436,850	489,644
Deferred income	2,068,205	4,258,683
Derivative instruments	2,605,442	—
Current portion of long-term operating lease liabilities	9,212,589	—
Current portion of long-term debt	53,056,125	63,968,414
Total current liabilities	85,012,959	79,365,437
Long-term liabilities
Long-term debt—net of current portion and deferred financing fees	581,919,094	632,122,372
Long-term operating lease liabilities	17,651,939	—
Derivative instruments	9,152,829	—
Other long-term liabilities	1,170,824	1,199,650
Total long-term liabilities	609,894,686	633,322,022
Total liabilities	694,907,645	712,687,459
Commitments and contingencies
Shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued nor outstanding	—	—
Common stock, $0.01 par value, 450,000,000 shares authorized, 59,083,290 and 58,882,515 shares issued, 50,827,952 and 55,167,708 shares outstanding (net of treasury stock), as of March 31, 2020 and March 31, 2019, respectively	590,833	588,826
Additional paid-in-capital	866,809,371	863,583,692
Treasury stock, at cost; 8,255,338 and 3,714,807 shares as of March 31, 2020 and March 31, 2019, respectively	(87,183,865)	(36,484,561)
Retained earnings	196,835,859	84,994,601
Total shareholders’ equity	977,052,198	912,682,558
Total liabilities and shareholders’ equity	$1,671,959,843	$1,625,370,017